Exhibit 10.1

United Capital Investments London Limited

as Lender

and

Lottery.com, Inc.

as Borrower

Loan Agreement

26 July 2023

This loan agreement (the “Agreement”) is made on 26 July 2023 by and between:

Parties

(1)	United Capital Investments London Limited, a company existing under the laws of 10490012, having its registered office at: 18 (2nd Floor) Savile Row, London, England, W1S 3PW (the “Lender”); and

(2)	Lottery.com, Inc., a company existing under the laws of the State of Delaware, having its registered office at: 20808 State Hwy. 71W, Unit B, Spicewood, Texas 78669, the United States (the “Borrower”).

The Lender and the Borrower are jointly referred to as the “Parties” and each individually as a “Party”.

Recitals

(A)	The Lender has agreed to provide certain financing to the Borrower on the terms set out in this Agreement.

(B)	Each Party enters into this Agreement in consideration of the other Party entering into this Agreement and accepting its terms.

It is agreed as follows:

1.	Definitions and interpretation

1.1	Definitions

In this Agreement, the following terms shall have the following meanings:

“Accordion” means the principal amount of USD 49,000,000 (or such other amount or type of financing in lieu of loan as the Parties may agree in writing) made or to be made available by the Lender on the terms of this Agreement, with the pricing being consistent with the Initial Loan;

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, controls, is controlled by, or is under common control with such person in each case from time to time;

“Applicable Law” means any applicable law, statute, ordinance, code, rule, regulation, resolution, order, decree, judgments, awards and decisions of any court, arbitral tribunal or competent authority permit or variance of any governmental entity, or any binding agreement with any governmental entity, in each case having force of law;

“Board” means the board of directors of the Borrower as constituted from time to time;

“Business Day” means a day other than Saturday and Sunday or public holiday in London (the United Kingdom) or New York (the US) and on which banks generally are open in London (the United Kingdom) or New York (the US) for the transaction of normal banking business, and, where used to specify the period, within which any act is to be done or not to be done, a day other than a day, which is a Saturday, Sunday or public holiday in any jurisdiction, in which such act is to be done or not to be done;

“Conditions” has the meaning given in clause 2.3(a);

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“Conversion” means the conversion of an amount of the Initial Loan and Accordion together with the accrued interest, in whole or in part, as determined by the Lender at its sole discretion, into the Conversion Shares in accordance with clause 9 (Conversion);

“Conversion Date” has the meaning given in clause 9.3 (Completion);

“Conversion Price” means the lower of:

(a)	USD 0.075 per Share; and

(b)	if the Shares are no longer listed on NASDAQ or the trading of Shares is suspended for a period of 5 (five) consecutive Business Days or more, the fair market price per Share reasonably determined by the Lender with a 20% discount or if the Borrower disagrees with the Share price proposed by the Lender, the fair market price per Share determined by the Independent Valuer with a 20% discount;

“Conversion Shares” means the Shares to be issued in favour of the Lender during the Conversion, the amount of which shall be calculated by diving the Repayable Amount to be discharged by way of Conversion by the Conversion Price;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement, the effect of which is the creation of security, or the creation of a right to acquire (including any option, right of first refusal or right of pre-emption), third party right or interest, other encumbrance or security interest or derivative interest of any kind, or any other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect and any agreement to create any of the foregoing, and “Encumber” shall be construed accordingly;

“Event of Default” has the meaning given in clause 8.1 (Event of Default);

“IFRS” means the International Financial Reporting Standards, together with the pronouncements on the above from time to time, and applied on a consistent basis;

“Indebtedness” means, in respect of any company or other entity, any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of a company or other entity pursuant to the IFRS;

“Independent Valuer” means a reputable independent valuer, having experience of not less than 10 (ten) years conducting valuation of businesses of similar type and standing as the Borrower, not affiliated with the Lender or Borrower, chosen by the Lender with the consent of the Borrower (such consent not to be unreasonably withheld or denied);

“Initial Loan” means the principal amount of USD 1,000,000 made or to be made available by the Lender on the terms of this Agreement;

“Initial Loan Maturity Date” has the meaning given in clause 4.1(a)(i);

“Loan” means together:

(a)	the principal amount of the Initial Loan; and

(b)	if applicable, the principal amount of the Accordion;

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“Loan Disbursement Date” has the meaning given in clause 2.3(g);

“Material Adverse Effect” means any circumstance or event not explicitly and in writing disclosed to the Lender and/or subsequent to the date of this Agreement (including the commencement of any litigation, arbitration or administrative proceeding, change of law) which, in the opinion of the Lender, has caused or evolved to a material adverse effect on the business, financial condition or assets of the Borrower or the ability of the Borrower to comply with its obligations under the Transaction Documents, wherein any such “Material Adverse Effect” has not been waived in writing by the Lender within five (5) business days of its occurrence;

“Option Exercise Notice” has the meaning given to that term in clause 11.1(c);

“Option Price” has the meaning given to that term in clause 11.1(b);

“Option Shares” has the meaning given to that term in clause 11.1(c)(i);

“Paying Agent” means any Affiliate or any related party of the Lender acting as the Lender’ paying agent;

“Permitted Security” means such mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other arraignment or agreement having similar effect with respect to any assets of the Borrower in existence as of the date of this Agreement and which has been duly disclosed to the Lender prior to the date of this Agreement;

“Repayable Amount” means an amount equal to the Loan disbursed by the Lender to the Borrower or otherwise provided on the terms of this Agreement plus interest accrued as specified in clause 2.2 (Interest), from time to time;

“Shares” means the highest-ranking shares of common stock in the Borrower from time to time;

“Sports.com” means a company existing under the laws of the State of Texas, having its registered office at: 20808 State Hwy. 71W, Unit B, Spicewood, Texas 78669, the United States;”

“Sports Option” means the option for common shares in Sports.com issued by the Borrower in favour of the Lender on the terms set out in clause 11 (Sports Option);

“Sports.com Shares” means all of the shares in Sports.com from time to time;

“Transaction Documents” means this Agreement, any Warrant and any other documents contemplated by any of them;

“Transferee” means any person designated by the Lender, to whom the Borrower shall transfer the relevant Shares on the terms of this Agreement; and

“UCIL” means United Capital Investments London Limited, company number 10490012, having its registered office at: 18 (2nd Floor) Savile Row, London, England, W1S 3PW;

“UCIL Securitization Agreement” means the agreement to be entered into by and between the Parties regarding certain assets of the Borrower at such time as may be requested by the Lender in accordance with this Agreement; and

“Warrants” has the meaning given in clause 10(a).

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1.2	Headings

Clause headings and the table of contents are inserted for ease of reference only and shall not affect construction.

1.3	Recitals, etc.

References to this Agreement include the Recitals, which form part of this Agreement for all purposes. References in this Agreement to the Parties, the Recitals and clauses are references respectively to the Parties, the Recitals and clauses of this Agreement.

1.4	Meaning of references

Save where specifically required or indicated otherwise:

(a)	words importing one (1) gender shall be treated as importing any gender, words importing individuals shall be treated as importing companies and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part of the whole;

(b)	a reference to the Transaction Documents and, in particular, this Agreement or to any other agreement or document referred to in this Agreement is a reference to this the Transaction Documents or such other document or agreement as amended, supplemented, varied or novated from time to time;

(c)	a reference to the “Borrower” or the “Lender” shall, where relevant, be construed so as to include their respective successors in title, permitted transferees or assignees (whether immediate or derivative);

(d)	the Event of Default being described as “continuing” means that it has neither been remedied to the satisfaction of the Lender nor expressly waived in writing (including by email) by the Lender;

(e)	references to a “person” shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality;

(f)	references to a “company” shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established, and so as to include any company in succession to all, or substantially all, of the business of that company or firm;

(g)	references to the word “include”, “including” or “in particular” (or any similar term) are not to be construed as implying any limitation, except where made together with words like “exclusively” (or any similar term) and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(h)	reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form, and, for the avoidance of doubt, shall not include email, unless this Agreement provides to the contrary; and

(i)	references to “USD” are to the lawful currency of the United States of America from time to time.

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1.5	Understanding of time

Time periods in this Agreement shall be understood in the following way:

(a)	references to times of the day are to that time in London, the United Kingdom (unless otherwise stipulated);

(b)	references to a “day” are to a period of twenty-four (24) hours running from midnight to midnight;

(c)	references to a “year” are to a calendar year, meaning any period of twelve (12) consecutive months; and

(d)	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day.

1.6	Inconsistencies

(a)	Where there is any inconsistency between the definitions set out in this clause 1 (Definitions and interpretation) and the definitions set out in any clause, then, for the purposes of construing such clause, the definitions set out in such clause shall prevail.

(b)	Where there is any inconsistency between any number in words in this Agreement and the same number in digits determined in brackets, then for the purpose of construing such number, number in words shall prevail.

1.7	Meaning of undefined terms

If a word or term used in this Agreement is not defined in this clause 1 (Definitions and interpretation), it shall have the meaning ascribed to it in the text of this Agreement.

1.8	Negotiation of Agreement

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.

2.	Loan

2.1	Amount of Loan

Subject to the terms of this Agreement and in reliance on the representations and warranties contained in clause 5 (Borrower’s representations and warranties), the Lender agrees to make available and lend to the Borrower, and the Borrower agrees to borrow, the Initial Loan, and, subject to clause 2.4 (Accordion), the Accordion.

2.2	Interest

The Borrower shall pay to the Lender interest on the Loan at the rate of ten (10) per cent per annum, subject to the following:

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(a)	interest on the Initial Loan shall accrue daily, starting from the first Loan Disbursement Date in relation to the Initial Loan, on the outstanding principal amount of the Initial Loan and shall be calculated on the basis of actual number of days elapsed and a year of three hundred and sixty-five (365) days;

(b)	the interest accrued on the outstanding amount of the Initial Loan shall be repaid on the Initial Loan Maturity Date, together with the relevant amount of the Initial Loan;

(c)	interest on Accordion shall accrue daily, starting from the first disbursement of an Accordion (or any part thereof), on the outstanding principal amount of the Accordion outstanding from time to time and shall be calculated on the basis of actual number of days elapsed and a year of three hundred and sixty-five (365) days;

(d)	the interest accrued on the outstanding amount of the Accordion shall be repaid on the Accordion Maturity Date (as this term is defined in clause 4.1(a)(ii)), together with the relevant amount of the Accordion Loan; and

(e)	if the Borrower fails to make any payment due under this Agreement on the due date for payment, interest on the unpaid amount of the Loan shall accrue daily, from the date of non-payment to the date of actual payment, at 8% above the rate specified in this clause 0. Interest accrued under this clause 2.2(e) shall be immediately payable by the Borrower on demand from the Lender.

2.3	Disbursement of Loan

(a)	The Loan shall be disbursed by the Lender in such amounts and at such times prior to the termination of this Agreement as the Borrower may request on the terms of the remaining provisions of this clause 2.3.

(b)	Each disbursement of the Loan, shall be made subject to the Borrower satisfying or procuring the satisfaction of, to the fullest extent applicable, all conditions set out in clause 2.5 (Conditions) (together the “Conditions”) on the relevant Loan Disbursement Date and, in relation to Accordion only, the Lender having agreed to provide the Accordion to the Borrower and the Parties have executed and perfected the UCIL Securitization Agreement to the satisfaction of the Lender in accordance with the terms of this Agreement.

(c)	For the avoidance of doubt, the Lender shall not be obliged to transfer (or procure the transfer by the Paying Agent of) any amount of the Loan (other than the Initial Loan) to the Borrower or otherwise, unless all the Conditions have been satisfied and continue to be satisfied on the relevant Loan Disbursement Date.

(d)	Unless the Parties agree otherwise in writing in accordance with 2.3(a) above, the Lender shall (or shall procure that its Paying Agent shall) make the disbursements of the Initial Loan, provided that:

(A)	the Borrower has confirmed in writing that it is prepared to issue Conversion Shares in the amount of 20% of the capital of the Borrower (post-money) as soon as reasonably practicable and not later than within three (3) Business Day of the relevant disbursement of the Initial Loan; and

(B)	the Borrower has provided to the Lender a Warrant for 4.5% Shares in the Borrower.

(e)	If the Borrower wishes to draw any amount of the Loan, the Borrower shall give the Lender a request (each such request being an “Loan Tranche Request”) in writing specifying:

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(i)	the amount of the Loan to be disbursed;

(ii)	the intended disbursement date, which shall be not less than five (5) Business Days following the date of the Lender’s receipt of the relevant Loan Tranche Request, unless the Parties agree otherwise;

(iii)	the recipient (the Borrower or any third-party recipient) and the relevant bank account details of the payment recipient;

(iv)	the purpose of the relevant payment; and

(v)	any additional details reasonably sufficient for the Lender to transfer the relevant amount of any of the Loan Tranches pursuant to such Loan Tranche Request,

in any case, provided that:

(A)	the total amount of the Initial Loan disbursements shall not exceed the total amount of the Initial Loan, unless the Parties agree otherwise in writing; and

(B)	the total amount of all disbursements in relation to the Accordion shall not exceed USD 49,000,000 unless the Parties agree otherwise in writing.

(f)	Each Loan Tranche Request shall be irrevocable and oblige the Borrower to borrow the respective amount of the Loan on the terms of this Agreement. For the avoidance of doubt, there may be several Loan Tranche Requests up until the earlier of:

(i)	the Loan is disbursed by the Lender in full; or

(ii)	the date falling twenty-four (24) months after the date of this Agreement.

(g)	The Lender shall (or shall procure that its Paying Agent shall), within five (5) Business Days upon the Lender receiving the relevant Loan Tranche Request or on such other later reasonable date as the Borrower indicates in the Loan Tranche Request, disburse the amount of the Loan specified in the relevant Loan Tranche Request or such lower amount as the Parties may agree in writing to the bank account as notified in the relevant Loan Tranche Request, with value date as of the date of the disbursement (each such value date being the “Loan Disbursement Date”), in each case, subject to clause 2.5 (Conditions).

(h)	The obligation of the Lender to disburse the relevant amount of the Loan shall be deemed duly performed after the funds in the respective amount (including, for the avoidance of doubt, to cover the relevant Borrower’s expenses and/or costs) were duly debited from the bank account of the Lender, its Paying Agent and/or any other person acting on behalf of the Lender, as applicable.

(i)	The Parties hereby confirm and acknowledge that:

(i)	the Lender’s obligation to disburse the relevant amount of the Initial Loan pursuant to this clause 2.3 may be performed:

(A)	by transferring such amount to any third-party recipient indicated in the relevant Loan Tranche Request (including, for the avoidance of doubt, to pay the Borrower’s bills); and

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(B)	by the Lender’s Paying Agent,

and the disbursement of any amount of the Initial Loan as set out in clauses 2.3(i)(i)(A) and 2.3(i)(i)(B), as applicable, shall be deemed to be due fulfilment of the Lender’s obligation to disburse the respective amount of the Loan and shall be accounted and accepted in discharge of the Loan. Notwithstanding anything to the contrary, the Lender may, at its discretion and in lieu of the relevant disbursement of any amount of the Loan, finance some or all of the Borrower’s costs and/or expenses (including, for the avoidance of doubt, by paying to the Borrower’s suppliers). In this case, such payments shall be accounted and accepted in discharge of the amounts of the Loan to be disbursed by the Lender under this Agreement; and

(ii)	any amounts of financing provided or caused to be provided by the Lender and/or its Paying Agent and/or any other person acting on behalf of the Lender, in each case to the Borrower, another person indicated by or on behalf of the Borrower or any other person as determined at the Lender’s sole discretion to cover any costs and/or expenses of the Borrower, shall be accounted and accepted in discharge of the amounts of the Loan to be disbursed by the Lender under this Agreement.

2.4	Accordion

Subject to clause 2.5 (Conditions) and the Borrower’s written request, the Lender may (but is not obliged to) agree to provide additional funding (the Accordion) to the Borrower (or as the Parties may otherwise agree) in the principal amount of up to USD 49,000,000 (forty nine million) to be provided:

(a)	by the Lender to the Borrower (or as the Parties otherwise agree) in one (1) or several instalments (for the avoidance of doubt, this clause shall not limit the number of such instalments) as the Parties may agree in writing or, if so agreed between the Parties in writing, in which case clause 2.3(e) shall apply mutatis mutandis; and

(b)	subject to the Parties agreeing the business plan of the Borrower.

2.5	Conditions

(a)	Disbursement of any amounts of the Loan shall be at all times conditional on the following Conditions having been satisfied and continuing to be satisfied, to the satisfaction of the Lender and to fullest extent applicable:

(i)	all necessary or appropriate corporate, governmental or statutory approvals having been obtained and any other actions required having been taken to authorise execution and performance of the Transaction Documents by the Borrower;

(ii)	the making of the disbursement does not conflict and will not conflict with any other agreement or other document to which the Borrower or its assets are subject;

(iii)	no Material Adverse Effect has occurred or is continuing, which event has not been waived by the Lender;

(iv)	no Event of Default is continuing or will occur as a result of disbursement of the Loan; and

(v)	the Borrower’s compliance with all the listing requirements, including any current audited financial statements in form and content acceptable to the Lender, unless waived by the lender for the relevant tranches at its discretion.

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(b)	The Borrower shall procure that the Board members shall:

(i)	be acceptable to any governmental and quasi-governmental authorities having regulatory authority over the conduct of lottery, gaming and sports betting in the United States or any jurisdictions in which the Borrower conducts business; and

(ii)	not cause the Borrower to violate any Nasdaq or U.S. Securities and Exchange Commission (SEC) requirements with respect to corporate governance, shareholder approval (if required), disclosure, independence or diversity.

(c)	With respect to the first disbursement under the Accordion only, the Parties have executed and perfected the UCIL Securitization Agreement to the satisfaction of the Lender at all times ensuring that the terms of such UCIL Securitization Agreement does not conflict and will not conflict with any other agreement or other document to which the Borrower or its assets are subject.

(d)	The Lender may in its discretion waive either in whole or in part the Conditions at any time by a notice in writing (including by email) to the Borrower.

3.	Purpose

Unless the Parties agree otherwise in writing, the proceeds of the Loan shall be used as follows:

(a)	in relation to the proceeds of the Initial Loan:

(i)	to restart the operations of the Borrower, including paying the relevant amount of salary remuneration or other compensation and applicable taxes, and expenses to the Borrower’s staff and consultants, as appropriately documented; and

(ii)	for general corporate purposes as requested by the Borrower as approved by the Lender (such approval not to be unreasonably withheld); and

(b)	in relation to the proceeds of the Accordion:

(i)	for general corporate purposes as requested by the Borrower as approved by the Lender (such approval not to be unreasonably withheld); and

(ii)	for any other purpose to be agreed between the Parties in writing,

(together the “Purpose”) provided that the Lender is not obliged to monitor or verify how any amount advanced under this Agreement is used.

4.	Repayment

4.1	Borrower’s obligation to repay Loan

(a)	The Borrower shall repay the Repayable Amount:

(i)	in relation to the Initial Loan together with all accrued interest thereon (each an “Initial Loan Maturity Date”) on the date which is twenty four (24) months from the date of the Initial Loan First Disbursement; and

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(ii)	in relation to the Accordion together with all accrued interest on the Accordion, on the date which is twenty-four (24) months from the date of the first disbursement under the Accordion (the “Accordion Maturity Date”).

(b)	Any certification or determination by the Lender of the relevant Repayable Amount, including, for the avoidance of doubt, the amounts set out in clauses 2.3(i)(i) and 2.3(i)(ii), is, in the absence of manifest error, conclusive evidence of the matters to which it relates. The Lender may provide the relevant certification or determination to the Borrower in writing (including by email).

(c)	All repayments of the Loan shall be applied first to the accrued interest, and thereafter to the principal amount of the Loan.

(d)	The obligation of the Borrower to repay the Repayable Amount shall be deemed duly performed after the funds in the amount of the Repayable Amount were duly credited to the bank account of the Lender.

4.2	Prepayments

The Borrower shall have a right to prepay the principal amount of the Loan outstanding without a prior written consent of the Lender, but without prejudice to (a) the Lender’s right to the Conversion pursuant to clause 9 (Conversion) and (b) the Borrower’s obligation to issue the Warrants pursuant to clause 10 (Warrants).

4.3	Payments

(a)	Any amount due by the Borrower to the Lender under this Agreement shall be paid in such currency, in which the relevant Loan was disbursed to the Borrower (except as otherwise agreed by the Parties or required by the Applicable Law), to the Lender’s account as the Lender may designate by written notice (including by email) to the Borrower at least three (3) Business Days before the date of payment, and in each case without any deduction, withholding, counterclaim or set-off, except to the extent provided for under the Applicable Law.

(b)	If the Borrower is compelled by the Applicable Law to withhold or deduct the taxes from any amount payable under this Agreement, such amount due from the Borrower shall be increased to an amount which (after making any such withholding or deduction) leaves an amount equal to the payment, which would have been due from the Borrower if no such withholding or deduction had been required.

5.	Borrower’s representations and warranties

5.1	Borrower’s representations and warranties

The Borrower represents and warrants to the Lender that on the date of this Agreement each of the statements provided for in this clause 5 is true, accurate and not misleading. All such representations and warranties shall be deemed to be repeated with reference to the facts and circumstances then subsisting on the date of this Agreement and on each next day until the Repayable Amount has been paid to the Lender in full.

5.2	Borrower duly incorporated

The Borrower is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

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5.3	Borrower’s power to contract

The Borrower has all requisite capacity, power and authority to enter into, deliver, and perform its respective obligations under the Transaction Documents in accordance with their terms, and shall have taken all necessary corporate and other actions to authorise the execution, delivery and performance of the Transaction Documents. For the avoidance of doubt, this includes all requisite capacity, power and authority of the Borrower to issue the Conversion Shares and the Warrants.

5.4	Borrower’s business

The Borrower has obtained all licences, permits, permissions, registrations, authorisations and consents required for carrying on its business effectively in the places and in the manner, in which such business is now carried on. All such licences, permits, permissions, registrations, authorisations and consents are in full force and effect, are not limited in duration (save for their terms) or subject to any unusual or onerous conditions.

5.5	No winding-up

No order has been made, petition presented or meeting convened for the winding up of the Borrower, or for the appointment of an administrator or any provisional liquidator (or equivalent in the jurisdiction of its incorporation) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and the Borrower is fully solvent and able to meet its debs under the Applicable Law.

5.6	Validity of obligations

The Transaction Documents constitute the Borrower’s legal, valid and binding obligations, enforceable in accordance with the respective terms of the Transaction Documents.

5.7	No breach

The entry into and performance by the Borrower of the Transaction Documents do not conflict with:

(a)	any Applicable Law or regulation;

(b)	constitutional documents of the Borrower;

(c)	any agreement or instrument binding the Borrower or any assets of the Borrower; or

(d)	any order, judgment, decree or other restriction applicable to the Borrower.

5.8	Governing law and enforcement

The choice of English law as the governing law of this Agreement will be recognised and enforced in the jurisdiction of incorporation of the Borrower.

5.9	Ranking

The payment obligations of the Borrower under this Agreement rank at least pari passu in right and priority of payment with all other Borrower’s unsecured and unsubordinated obligations and liabilities, present or future, actual or contingent, except for those obligations and liabilities mandatorily preferred by the Applicable Law.

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5.10	Disclosure

The Borrower has disclosed to the Lender before the date of this Agreement all information relating to it and the transaction that is material to be known by a lender (in the context of a loan for a similar amount and on terms similar to this Agreement) and the information is accurate and complete in all material respects.

5.11	No litigation

Except as fairly and fully disclosed to the Lender, no litigation, arbitration, administrative or criminal proceedings are taking place or pending, or, to the best of the Borrower’s knowledge and belief (after due and careful enquiry), have been threatened against it, or any of its directors or any of its assets which, in any case, might have a material adverse effect on its business, assets, condition or ability to comply with its obligations under the Transaction Documents.

5.12	Sports.com

(a)	Sports.com is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b)	The shares of Sports.com are fully paid and not subject to any option to purchase or similar rights other than in favour of the Lender. The constitutional documents of Sports.com do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Sports option. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of Sports.com (including any option or right of pre-emption or conversion), other than in favour of the Lender.

(c)	No order has been made, petition presented or meeting convened for the winding up of Sports.com, or for the appointment of an administrator or any provisional liquidator (or equivalent in the jurisdiction of its incorporation) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and Sports.com is fully solvent and able to meet its debs under the Applicable Law.

5.13	Sports.com domain, Lottery.com domain

The Borrower:

(a)	is the sole legal and beneficial owner of or has licensed to it all the intellectual property to domains “sports.com” and “lottery.com”; and

(b)	has taken all formal or procedural actions (including payment of fees) required to maintain all intellectual property to domains “sports.com” and “lottery.com”.

6.	Borrower’s undertakings

6.1	Borrower’s undertakings

During the term of this Agreement, the Borrower shall comply with undertakings provided for in the remaining provisions of this clause 6.

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6.2	Authorisations

The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect and supply to the Lender certified copies of any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgment or registration required to enable it to perform its obligations under the Transaction Documents, to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents and to carry on its specific businesses.

6.3	Compliance with laws

The Borrower shall comply in all respects with all laws, to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents.

6.4	Ranking

The Borrower shall ensure that Borrower’s payment obligations under this Agreement rank at least pari passu in right and priority of payment with all other Borrower’s unsecured and unsubordinated obligations and liabilities, present or future, actual or contingent, except for those obligations and liabilities mandatorily preferred by the Applicable Law.

6.5	Loans and guarantees

Until the date when the Loan has been paid to the Lender in full, the Borrower shall not:

(a)	make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person, without a prior written consent of the Lender, wherein any such amount is in excess of USD1,000,000; and/or

(b)	attract or obtain any loans, credits or other financing for the amount exceeding USD1,000,000 without a prior written consent of the Lender, which consent shall not be unreasonably withheld by Lender.

6.6	Assets

(a)	The Borrower shall not, without a prior written consent of the Lender, sell, lease, transfer or otherwise dispose of (either by a single transaction or by a series of transactions, whether related or not) any assets with a market value, as determined by independent third-party appraisal, of more than USD1,000,000.

(b)	The Borrower shall maintain enough assets to perform its obligations under the Transaction Documents.

6.7	Supply of information

The Borrower shall promptly supply to the Lender, upon the Lender providing it with reasonable advance notice, any and all documents and information (including any of its financial statements) as the Lender may reasonably request from to time.

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6.8	Encumbrances

The Borrower shall not, without a prior written consent of the Lender, encumber any of its assets, except in the normal course of business and for no more than USD1,000,000, or any of shares that it holds in its Affiliates, unless the Parties agree otherwise, other than the Permitted Security.

6.9	Tax

The Borrower shall comply with all tax regulations under the Applicable Law, including filing all required tax returns and paying all due taxes.

6.10	Anti-corruption law

The Borrower shall:

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed against the breach of such laws.

6.11	Change of business

The Borrower shall not make any substantial change to the general nature or scope of its business as carried on at the date of this Agreement and that the Borrower carry on its business in the ordinary and usual course in accordance with the Applicable Law in the same manner as the Borrower was operating prior to the date of this Agreement.

6.12	Merger

The Borrower shall not enter into any amalgamation, demerger, merger, or corporate reconstruction without the prior written consent of the Lender.

6.13	Access

The Borrower shall, if the Lender reasonably suspects an Event of Default is continuing or may occur, permit the Lender or accountants or other professional advisers of the Lender free access at all reasonable times and on reasonable notice at the risk and cost of the Borrower to the office premises, assets, books, accounts and records of the Borrower and meet and discuss matters with the directors of the Borrower.

6.14	Corporate matters

The Borrower shall not, without prior written consent of the Lender:

(a)	amend or restate memorandum and articles of association, charter or other constitutional documents of the Borrower;

(b)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind), except as required by law, on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;

(c)	repay or distribute any dividend or share premium reserve or capital redemption or any undistributable reserve;

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(d)	perpetrate any additional emission of shares, which may negatively affect the position of the Lender (including through dilution of any stake that the Lender holds in the Borrower), without the consent of the Lender;

(e)	pay any management, advisory or other fee to, or to the order of, any of the shareholders or other Affiliates of the Borrower; or

(f)	reduce, redeem, repurchase, defease, retire or repay any of its share capital or any warrants for the time being in issue or resolve to do so.

6.15	Indemnity

The Borrower shall, within 5 (five ) Business Days of demand, indemnify the Lender and each officer, employee or authorised representative of the Lender (each such person for the purposes of this clause, an “Indemnified Person”), against any cost (including, for the avoidance of doubt any legal costs incurred by the Indemnified Party), loss or liability incurred by the Indemnified Person in connection with or arising out of any dispute or claim brought against the Indemnified Party by Woodford EurAsia Assets Limited, company number 10264067 with registered office 10 Foster Lane, 3rd Floor, London, EC2V 6HR (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the above), unless such loss or liability is caused by the gross negligence, wilful misconduct or unlawful conduct of the relevant Indemnified Person. Any officer or employee or the authorised representative of the Lender may rely on this clause 6.15 subject to clause 19 (Third Party Rights) and the provisions of the Third Parties Act.

7.	Default

7.1	Lender’s rights in case of Event of Default

Upon and at any time after the occurrence of the Event of Default, and for so long as it is continuing, the Lender may (in its sole discretion) by notice in writing (including by email) to the Borrower declare the Loan, any accrued interest and all other amounts accrued or outstanding under this Agreement to be immediately due and payable on a written demand, on which the Loan and any accrued interest shall be immediately due and payable on such written demand.

7.2	Notification of default

The Borrower shall notify the Lender of any Event of Default (and the steps, if any, being taken to remedy it) promptly, but in any case, not later than five (5) Business Days upon becoming aware of its occurrence.

8.	Events of default

8.1	Event of Default

Occurrence of any of the events provided for in the remaining provisions of this clause 8 shall constitute an event of default (the “Event of Default”).

8.2	Insolvency

The Borrower is or is presumed or deemed to be unable or admits inability to pay its debts (by reason of actual or anticipated financial difficulties), suspends making payments on any of its debts.

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8.3	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any Indebtedness of the Borrower, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b)	the appointment of a liquidator, provisional liquidator, administrator, trustee in bankruptcy, receiver, administrative receiver, compulsory manager or similar officer in respect of the Borrower or any of its assets, or any analogous procedure or step is taken in any jurisdiction.

8.4	Misuse of Loan

The Borrower uses the Loan for the purpose other than the Purpose set out in clause 3 (Purpose).

8.5	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to this Agreement at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error, and the payment is made within five (5) Business Days of its due date.

8.6	Undertakings

The Borrower fails to perform in a timely manner any of its obligations under clause 6 (Borrower’s undertakings) and, if capable of remedy, such failure to perform has continued for a period of ten (10) Business Days after the notice of such breach has been given to the Borrower by the Lender.

8.7	Misrepresentation

Any representation, statement or warranty made, repeated or deemed to be made by the Borrower in the Transaction Documents or in connection with the Transaction Documents is (or proves to have been) incomplete, untrue, incorrect or misleading in any respect when made, repeated or deemed to be made.

8.8	Sports.com

(a)	Sports.com is or is presumed or deemed to be unable or admits inability to pay its debts (by reason of actual or anticipated financial difficulties), suspends making payments on any of its debts.

(b)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any Indebtedness of Sports.com, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of Sports.com;

(ii)	the appointment of a liquidator, provisional liquidator, administrator, trustee in bankruptcy, receiver, administrative receiver, compulsory manager or similar officer in respect of Sports.com or any of its assets,

(iii)	or any analogous procedure or step is taken in any jurisdiction.

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(c)	Any action is taken by any person (including the Borrower or Sports.com) or any other circumstance occurs that results in the intellectual property rights to the domain “sports.com” being challenged, infringed, limited, revoked or other adversely affected.

(d)	Any entity other than the Borrower or the Lender gains control over Sport.com. For these purposes “control” means, in respect of an entity:

(i)	having the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, the relevant percentage of the maximum number of votes that might be cast at a general meeting of the relevant entity;

(B)	appoint or remove all of the directors or other equivalent officers of the relevant entity; and

(C)	give directions with respect to the operating and financial policies with which the directors or other equivalent officers of the Issuer are obliged to comply; and

(ii)	holding beneficially the relevant percentage of the issued share capital of the relevant entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) that allows to exercise rights as described in sub-paragraph (i) above.

9.	Conversion

9.1	Conversion

(a)	In each case in accordance with this clause 9, the Lender may proceed, in accordance with all U.S. federal and state law and regulation, with the Conversion:

(i)	in relation to any amount under the Loan, at any time immediately following their respective disbursement and until, in each case, the relevant Repayable Amount remains outstanding; and

(ii)	at any time when an Event of Default has occurred and is continuing.

(b)	For the avoidance of doubt:

(i)	if the Lender exercises the Warrants for the price less than the Repayable Amount, the Lender shall retain the right to the Conversion for the outstanding Repayable Amount; and

(ii)	the Warrants are in addition to the Lender’s right to the Conversion.

(c)	Unless paragraph (d) applies, at any time while common stock shares of the Borrower are listed on the Nasdaq stock exchange:

(i)	the Lender may not hold more than 4.99% of the issued and outstanding common stock shares of the Borrower (the “Disclosure Threshold”), without acknowledging and agreeing that holding beneficial ownership above the Disclosure Threshold shall require disclosure requirements pursuant to Nasdaq and SEC rules by Borrower; and

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(ii)	the Lender may not hold more than 19.99% of the issued and outstanding common stock shares of the Borrower (the “Shareholder Approval Threshold”), without acknowledging and agreeing that holding beneficial ownership above the Shareholder Approval Threshold shall require consent by Borrower’s shareholders and disclosure requirements pursuant to Nasdaq and SEC rules by Borrower.

(d)	If there is a shareholders or similar agreement executed directly or indirectly in relation to common stock shares of the Borrower or otherwise affecting governance in relation to the Borrower (the “Relevant SHA”) that has the effect of disapplying, varying or otherwise affecting the Disclosure Threshold and / or Shareholder Approval Threshold (as applicable)(any such threshold calculated taking into account the terms of a Relevant SHA, the “SHA Threshold”), then, at any time while common stock shares of the Borrower are listed on the Nasdaq stock exchange, no Lender may hold more than the SHA Threshold without acknowledging and agreeing that holding beneficial ownership above the SHA Threshold shall require disclosure requirements pursuant to Nasdaq and SEC rules by Borrower.

9.2	Service of Conversion Notice

In accordance with all Nasdaq and SEC rules (if applicable), during the period set out in clause 9.1 (Conversion), the Lender may serve a notice on the Borrower, requesting the Borrower to convert, in whole or in part, the Repayable Amount of the Loan into the Conversion Shares on the Conversion Date at the Conversion Price (the “Conversion Notice”). For the avoidance of doubt: (i) clause 4.1(b) shall apply mutatis mutandis to the determination of the Lender of the Repayable Amount; and (ii) the Lender may exercise the right to the Conversion more than once by giving the relevant Conversion Notice to the Borrower. The Lender may at any time revoke the Conversion Notice, but in any case, prior to the Conversion. Unless the Lender specifically agrees in writing (including by email), the Borrower shall not have the right to repay the Repayable Amount of the Loan after the Conversion Notice was served.

9.3	Completion

Within ten (10) Business Days after the receipt of the Conversion Notice (the “Conversion Date”) the Borrower shall cause, subject to certain regulatory restrictions (if applicable), in each case, to the extent applicable:

(a)	issue the Conversion Shares to the Lender or the Transferee free from any Encumbrances, except those Encumbrances, which are in favour of the Lender, in consideration of the rights of the Lender under the Loan;

(b)	transfer the share certificates in respect of the Conversion Shares to the Lender or the Transferee;

(c)	make a record to shareholders’ register of the Borrower, indicating the Lender or the Transferee as the owner of the Conversion Shares; and

(d)	sign all such resolutions, deeds, agreements, documents, notices, acknowledgements, consents, waivers, letters and other ancillary documents (in each case in such form and with such amendments, whether substantive or otherwise as the Lender may think fit) and to do all such other acts and things, in each case as may be necessary, desirable or otherwise required (directly or indirectly) in order to transfer full legal and beneficial title to the Conversion Shares to the Lender or the Transferee free of any Encumbrances, except those Encumbrances, which are in favour of the Lender,

Conversion shall be deemed completed when the Lender or the Transferee has acquired full legal and beneficial title to the Conversion Shares free from any Encumbrances, except those Encumbrances, which are in favour of the Lender. Until the Conversion of all Repayable Amount shall be deemed completed, the Loan shall remain outstanding and shall be secured by the Debenture.

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9.4	Premium on Conversion Shares

Each Conversion Share shall be issued and allotted at such premium to reflect the difference between the nominal value of one (1) Share and the amount of the Loan converted into one (1) Share on the Conversion Date. The Conversion Shares shall be credited as fully paid and rank at least pari passu with Shares of the same class in issue on the Conversion Date and shall carry the right to receive all dividends and other distributions declared for the same class after the Conversion Date.

9.5	Share fractions

Upon any Conversion, the entitlement of the Lender to a fractional Share shall be rounded up to the next whole Share.

9.6	Rights attached to Conversion Shares

The Parties agree that upon the Conversion the Conversion Shares shall grant the Lender the following rights:

(a)	rights inherent to the Shares;

(b)	right to receive dividends;

(c)	liquidation preference based on class.

9.7	Set-off and discharge of the Loan

(a)	Subject to the Lender exercising its right to the Conversion and unless the Lender revokes its Conversion Notice, in each case, on the terms of this clause 9 and herein, the Parties agree to set off the Lender’s obligation to pay the relevant price for the Conversion Shares in the amount of the Repayable Amount of the Loan as converted into the Conversion Shares against the relevant obligation of the Borrower to repay such Repayable Amount to the Lender. In this case:

(i)	the relevant obligation of each Party shall be deemed fully performed and discharged; and

(ii)	no Party shall have any claims whatsoever to the other Party in respect of the performance of the relevant obligation.

(b)	For the avoidance of doubt, following the Conversion, the relevant Repayable Amount of the Loan as converted into the Conversion Shares pursuant to this clause 9 shall be deemed discharged and repaid in full.

9.8	Undertakings prior to Conversion

From the date:

(a)	falling sixty days following any first disbursement of the Initial Loan (in relation to any possible Conversion of Repayable Amounts under the Initial Loan); and

(b)	falling ninety days following any first disbursement of the Accordion (in relation to any possible Conversion of Repayable Amounts under the Accordion),

and until full repayment of all amounts due under this Agreement, the Borrower shall maintain sufficient authorised but unissued share capital in the Borrower to satisfy in full, without the need for the passing of any further resolutions of Borrower’s shareholders, all of the outstanding rights of conversion for the time being attaching to the said Loan amount under this Agreement, without first having to offer the same to any existing shareholders of the Borrower or any other person.

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10.	Warrants

(a)	In consideration of the Lender providing the Loan on the terms of this Agreement, the Borrower shall, as soon as practicable as determined at the Lender’s sole discretion (but in any case, not earlier than the first Initial Loan Disbursement Date) issue and deliver, to the satisfaction of the Lender, common stock purchase warrants (the “Warrants”) to the Lender (or the Transferee as designated by the Lender by notice to the Borrower in writing (including by email) reasonably in advance prior to the issuance of the Warrants) on the following key terms:

(i)	the Warrants issued shall not exceed 15% of the issued and outstanding common stock of the Borrower; and

(ii)	the exercise price for each relevant Warrant Share shall be Conversion Price and otherwise subject to clause 10(b); and

(iii)	the Warrants may be exercisable, in whole or in part, at any time during the term of this Agreement commencing on the issuance date of the Warrants.

(b)	To the extent the relevant amount of the Repayable Amount of the Initial Loan was not (i) repaid by the Borrower and/or (ii) converted into Shares, the Lender shall have a right to set off the Lender’s obligation to pay the Warrants exercise price set out in clause 10(a)(ii) in the amount of the Repayable Amount of the Initial Loan then outstanding against the relevant obligation of the Borrower to repay such Repayable Amount to the Lender. In this case, the Borrower shall set off the relevant obligations as set out in this clause 10(b), and:

(i)	the relevant obligation of each Party shall be deemed fully performed and discharged; and

(ii)	no Party shall have any claims whatsoever to the other Party in respect of the performance of the relevant obligation.

(c)	Clause 10(b) shall be without prejudice to the Lender’s right to pay (or procuring its Paying Agent to pay) to the Borrower any amount of the exercise price due for the relevant Shares, without exercising its right to set off.

11.	Sports Option

11.1	In consideration of the Lender providing the Loan on the terms of the Loan Agreement, the Borrower hereby grants to the Lender an option to buy up to 100% of the Sports.com Shares (the “Sports Option”) on the terms set out in this clause 11 (Sports Option):

(a)	the Lender can exercise the Sports Option in one or more installments, in each case, for such amount of the Sports.com Shares as the Lender may determine in its sole discretion, provided that the total number of Sports.com Shares that the Lender (or its Designee, as defined below) can acquire under the Sports Option can never exceed 100% of the issued share capital of Sports.com;

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(b)	the option exercise price for each relevant Sports.com Share shall be determined using a market capitalisation of USD 6,000,000 for 100% of the Sports.com Share (the “Option Price”);

(c)	the Lender may exercise the Sports Option by delivering a notice (the “Option Exercise Notice”) to the Borrower, specifying:

(i)	the number of the Sports.com Shares to be transferred (the “Option Shares”);

(ii)	whether the Sports.com Shares shall be transferred to the Lender or any third party designated by the Lender (the “Designee”);

(iii)	the Option Price and the total price payable for the Option Shares (the “Total Consideration”);

(iv)	whether the Total Consideration will be paid by the Lender by way of a monetary transfer or by way of set-off against the Repayable Amount;

(v)	if applicable, the Repayable Amount to be discharged as a result of the exercise of the Sports Option in accordance with this Option Exercise Notice, it being understood that clause 4.1(b) shall apply mutatis mutandis to such determination of the Lender;

(d)	Lender may serve an Option Exercise Notice at any time during the term of 24 (twenty four) months commencing on the date of the Effective Date under and as defined in the 1st Amendment Agreement.

11.2	The Lender may at any time revoke the Option Exercise Notice, but in any case, prior to the Lender or its Designee assuming legal and beneficial title to the Option Shares. Unless the Lender specifically agrees in writing (including by email), the Borrower shall not have the right to repay the Repayable Amount of the Initial Loan after the Option Exercise Notice was served.

11.3	Within ten (10) Business Days after the receipt of the Option Exercise Notice the Borrower shall as appropriate itself or, where applicable, shall cause Sports.com, subject to certain regulatory restrictions (if applicable), in each case, to the extent applicable:

(a)	transfer the Option Shares to the Lender or its Designee free from any Encumbrances, except those Encumbrances, which are in favour of the Lender, in consideration of the rights of the Lender under the Loan;

(b)	transfer the share certificates in respect of the Option Shares to the Lender or its Designee;

(c)	make a record to shareholders’ register of Sports.com, indicating the Lender or its Designee as the owner of the Option Shares; and

(d)	sign all such resolutions, deeds, agreements, documents, notices, acknowledgements, consents, waivers, letters and other ancillary documents (in each case in such form and with such amendments, whether substantive or otherwise as the Lender may think fit) and to do all such other acts and things, in each case as may be necessary, desirable or otherwise required (directly or indirectly) in order to transfer full legal and beneficial title to the Option Shares to the Lender or its Designee free of any Encumbrances, except those Encumbrances, which are in favour of the Lender.

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11.4	Transfer of Sports.com Shares shall be deemed completed when the Lender or its Designee has acquired full legal and beneficial title to the Option Shares free from any Encumbrances, except those Encumbrances, which are in favour of the Lender.

11.5	The Parties agree that upon the transfer of the Option Shares to the Lender or its Designee the Option Shares shall grant the Lender (or its Designee) the following rights:

(a)	rights inherent to the Option Shares;

(b)	right to receive dividends;

(c)	liquidation preference based on class.

11.6	If the Lender has made an election in accordance with clause 11.1(c)(iv) above to discharge the Total Consideration by way of set-off against the Relevant Amount, then the Parties agree to set off the Lender’s obligation to pay the Total Consideration in the amount of the Repayable Amount of the Initial Loan (but not exceeding the Total Consideration) against the relevant obligation of the Borrower to repay such Repayable Amount (in an amount not exceeding the Total Consideration) to the Lender. In this case:

(a)	the relevant obligation of each Party shall be deemed fully performed and discharged; and

(b)	no Party shall have any claims whatsoever to the other Party in respect of the performance of the relevant obligation.

For the avoidance of doubt, following such set off, the relevant Repayable Amount of the Initial Loan as set off against the Total Consideration pursuant to this clause 11.6 shall be deemed discharged and repaid in the amount of the Total Consideration.

12.	Notices

12.1	Form of notices

Any notice (including any demand or any other communication) given under this Agreement or in connection with this Agreement shall be in writing (including, in relation to the notices given by the Lender, by email) and in English, signed by or on behalf of a Party giving it, and sent to another Party for the attention of the person and to the contact details given in clause 12.4 (Contact details).

12.2	Delivery of notices

A Party may send any notice by any of the below methods and, if sent by a particular method, the corresponding deemed delivery date and time when such notice takes effect, shall, if there is no evidence of the earlier receipt, be as follows:

(a)	if delivered by hand, at the time of delivery at that address signed for by the recipient and dated at such address

(b)	if sent by courier delivery service, at the time of delivery at that address as evidenced by the courier delivery service;

(c)	if sent by pre-paid airmail providing proof of postage, at 9.00 am on the third Business Day after posting; and

(d)	if sent by email, at the time of transmission.

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12.3	Time of delivery

For the purposes of clause 12.2 (Delivery of notices):

(a)	all references to time are to local time in the place of deemed receipt; and

(b)	any notice received or deemed received on a day that is not the Business Day or after 5.00 pm on any Business Day, shall be deemed to have been received on the next following Business Day.

12.4	Contact details

The relevant details of the Parties are as follows:

(a)	Lender:	United Capital Investments London Limited

Attention:	Barney Battles, Director

Address:	18 Savile Row LONDON

Tel.:	(+44) 7789 766242

Email:	Barney.Battles@ucilondon.com

(b)	Borrower:	Lottery.com Inc

Attention:	Robert J. Stubblefield (or another CFO of the Borrower from time to time)

Address:	20808 State Highway 71 W, Suite B, Spicewood, TX 78669

Tel.:	(+1) 650 823 3727

Email:	rob.stubblefield@lottery.com

12.5	Delivery by email

Save for the notices given by the Lender by email, a notice sent by any of the methods mentioned in clause 12.2 (Delivery of notices) shall be simultaneously dispatched to the contact details given in 12.4 (Contact details) by email, provided that such notice shall be deemed delivered and take effect when delivered in accordance with 12.2 (Delivery of notices). A notice given by the Borrower under or in connection with the Transaction Documents shall not be valid, if sent by email only.

12.6	Change of address

A Party may by giving notice in accordance with this clause 11 change its relevant details given in clause 12.4 (Contact details). The change shall take effect for a Party notified of the change at 9.00 am on the later of:

(a)	the date, if any, specified in the notice as the effective date for the change; or

(b)	the fifth Business Day after deemed receipt of the notice took place in accordance with clauses 12.2 (Delivery of notices) and 12.3 (Time of delivery).

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13.	Confidentiality

13.1	Confidential Information

Each Party shall (and shall ensure that its Affiliates shall) keep confidential (and ensure that their officers, employees, agents and professional and other advisers keep confidential) and shall not by failure to exercise due care or otherwise by any act or omission disclose to any person any information (whether received, provided or obtained before, on or after the date of this Agreement and whether in writing, orally, electronically or in any other form or medium):

(a)	in respect of the existence or contents of the Transaction Documents, the arrangements contemplated by the Transaction Documents or the contents of the discussions and negotiations which have led up to the Transaction Documents, including in respect of the Loan; and

(b)	in respect of another Party’s (and its Affiliates) business, operations, assets or affairs, collectively, the “Confidential Information”.

13.2	Use of Confidential Information

No Party shall use the Confidential Information for its own business purposes or disclose it to any third party without a prior written consent of another Party.

13.3	Permitted disclosure

The obligations of confidentiality under clauses 13.1 (Confidential Information) and 13.2 (Use of Confidential Information) shall not apply to:

(a)	disclosure (subject to clause 13.4 (Disclosure to representatives) on a “need to know” basis in confidence to an Affiliate of either Party where the disclosure is for a purpose reasonably incidental to this Agreement;

(b)	disclosure (subject to clause 13.4 (Disclosure to representatives) in confidence to the Parties’ professional advisers of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement;

(c)	information, which is independently developed by the relevant Party or acquired from a third party to the extent that it is acquired with the right to disclose it;

(d)	disclosure of information to the extent required to be disclosed by the Applicable Law, any stock exchange regulation or any binding judgment, order or requirement of any court or other competent authority, provided that, before any such required disclosure is made, a Party that is (or whose Affiliate is) required to make disclosure must, to the extent permitted by law and the relevant disclosure requirement:

(i)	notify a Party that made the relevant information available to it (the “Discloser”) as soon as reasonably practicable after it becomes aware that disclosure is required;

(ii)	take all steps reasonably required by the Discloser to prevent or restrict the disclosure of that information; and

(iii)	co-operate with the Discloser regarding the timing and content of such disclosure,

and for the purposes of this clause 13.3(d), where the information required to be disclosed is the existence or contents of, or the negotiations relating to, this Agreement, references to the Discloser are taken to be references to each Party;

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(e)	disclosure in connection with the commencement, pursuit or defence by a Party of or in any legal proceedings, to which any Confidential Information is relevant, provided that such a legal proceeding arises out of or in connection with this Agreement and/or concerns the transaction, contemplated by this Agreement, and/or involves both Parties; or

(f)	information, which is already in the public domain (otherwise than as a result of a breach of this clause 13).

13.4	Disclosure to representatives

Each Party shall inform (and shall ensure that any of its Affiliates shall inform) any officer, employee or agent or any professional or other adviser advising it in relation to the matters referred to in this Agreement, or to whom it provides the Confidential Information, that such information is confidential and shall instruct them to keep it confidential and not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement). The disclosing Party is responsible for any breach of this clause 13 by the person to whom the Confidential Information is disclosed.

13.5	Term of confidentiality obligations

The provisions of this clause 13 shall continue to apply during two (2) years following the date when the Lender has received the Loan or the termination of this Agreement, whichever occurs earlier.

14.	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, and each such counterpart shall constitute an original of this Agreement, but all of which together constitute one and the same instrument. This Agreement shall not be effective until each Party has executed at least one (1) counterpart. Delivery of this Agreement by an email attachment or a telecopy shall be an effective mode of delivery.

15.	Variation, waiver and consent

15.1	Form of variation

Any variation of this Agreement shall be in writing and signed by or on behalf of each Party.

15.2	Form of waiver

Any waiver of any right under this Agreement is only effective if it is in writing and signed by a waiving or consenting Party and it applies only in the circumstances, for which it is given, and shall not prevent a Party who has given the waiver from subsequently relying on the provision it has waived.

15.3	No effect of failure to exercise

No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part of such right or remedy.

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15.4	No effect of partial exercise

No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

15.5	Rights and remedies cumulative

Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

16.	Entire agreement

The Transaction Documents constitute the entire agreement between the Parties and supersede and extinguishes all previous drafts, agreements, arrangements, and understandings between them, whether written or oral, relating to their subject matter.

17.	Invalidity

Each of the provisions of this Agreement is severable and enforceable independently of each other provision. If any provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

18.	Further assurance

Each Party shall promptly execute and deliver all such documents, and do all such things, as any other Party may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement.

19.	Third party rights

Except as expressly provided for in this Agreement to the contrary, the Parties do not intend that any term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement. Notwithstanding that any provision of this Agreement may be enforceable by any third party, this Agreement and its provisions may be amended, waived, modified, rescinded or terminated by the Parties without the consent or approval of any third party.

20.	Assignment

20.1	No assignment

Subject to clause 20.2 (Assignment by Lender), no Party may assign or transfer all or any of its rights or obligations under this Agreement or dispose of any right or interest in this Agreement without a prior written consent of another Party.

20.2	Assignment by Lender

The Lender may at any time assign and/or transfer all or a portion of the Lender’s rights and/or obligations under this Agreement to any Lender’s related party (a “Permitted Assignee”) without consent of the Borrower.

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21.	Surviving provisions

Termination of this Agreement in respect of the rights and obligations of any Party shall not affect:

(a)	claims arising out of any antecedent breach of the Transaction Documents (excluding the Lender’s obligations under clause 2.3 (Disbursement of Loan); and

(b)	provisions of this Agreement that are expressed to survive its termination or expiry, or which from their nature or context are contemplated to survive termination or expiry of this Agreement, including clauses 1 (Definitions and interpretation), 10 (Warrants), 11 (Sports Option), 11 (Sports Option

21.2	In consideration of the Lender providing the Loan on the terms of the Loan Agreement, the Borrower hereby grants to the Lender an option to buy up to 100% of the Sports.com Shares (the “Sports Option”) on the terms set out in this clause 11 (Sports Option):

(a)	the Lender can exercise the Sports Option in one or more installments, in each case, for such amount of the Sports.com Shares as the Lender may determine in its sole discretion, provided that the total number of Sports.com Shares that the Lender (or its Designee, as defined below) can acquire under the Sports Option can never exceed 100% of the issued share capital of Sports.com;

(b)	the option exercise price for each relevant Sports.com Share shall be determined using a market capitalisation of USD 6,000,000 for 100% of the Sports.com Share (the “Option Price”);

(c)	the Lender may exercise the Sports Option by delivering a notice (the “Option Exercise Notice”) to the Borrower, specifying:

(i)	the number of the Sports.com Shares to be transferred (the “Option Shares”);

(ii)	whether the Sports.com Shares shall be transferred to the Lender or any third party designated by the Lender (the “Designee”);

(iii)	the Option Price and the total price payable for the Option Shares (the “Total Consideration”);

(iv)	whether the Total Consideration will be paid by the Lender by way of a monetary transfer or by way of set-off against the Repayable Amount;

(v)	if applicable, the Repayable Amount to be discharged as a result of the exercise of the Sports Option in accordance with this Option Exercise Notice, it being understood that clause 4.1(b) shall apply mutatis mutandis to such determination of the Lender;

(d)	Lender may serve an Option Exercise Notice at any time during the term of 24 (twenty four) months commencing on the date of the Effective Date under and as defined in the 1st Amendment Agreement.

21.3	The Lender may at any time revoke the Option Exercise Notice, but in any case, prior to the Lender or its Designee assuming legal and beneficial title to the Option Shares. Unless the Lender specifically agrees in writing (including by email), the Borrower shall not have the right to repay the Repayable Amount of the Initial Loan after the Option Exercise Notice was served.

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21.4	Within ten (10) Business Days after the receipt of the Option Exercise Notice the Borrower shall as appropriate itself or, where applicable, shall cause Sports.com, subject to certain regulatory restrictions (if applicable), in each case, to the extent applicable:

(a)	transfer the Option Shares to the Lender or its Designee free from any Encumbrances, except those Encumbrances, which are in favour of the Lender, in consideration of the rights of the Lender under the Loan;

(b)	transfer the share certificates in respect of the Option Shares to the Lender or its Designee;

(c)	make a record to shareholders’ register of Sports.com, indicating the Lender or its Designee as the owner of the Option Shares; and

(d)	sign all such resolutions, deeds, agreements, documents, notices, acknowledgements, consents, waivers, letters and other ancillary documents (in each case in such form and with such amendments, whether substantive or otherwise as the Lender may think fit) and to do all such other acts and things, in each case as may be necessary, desirable or otherwise required (directly or indirectly) in order to transfer full legal and beneficial title to the Option Shares to the Lender or its Designee free of any Encumbrances, except those Encumbrances, which are in favour of the Lender.

21.5	Transfer of Sports.com Shares shall be deemed completed when the Lender or its Designee has acquired full legal and beneficial title to the Option Shares free from any Encumbrances, except those Encumbrances, which are in favour of the Lender.

21.6	The Parties agree that upon the transfer of the Option Shares to the Lender or its Designee the Option Shares shall grant the Lender (or its Designee) the following rights:

(a)	rights inherent to the Option Shares;

(b)	right to receive dividends;

(c)	liquidation preference based on class.

21.7	If the Lender has made an election in accordance with clause 11.1(c)(iv) above to discharge the Total Consideration by way of set-off against the Relevant Amount, then the Parties agree to set off the Lender’s obligation to pay the Total Consideration in the amount of the Repayable Amount of the Initial Loan (but not exceeding the Total Consideration) against the relevant obligation of the Borrower to repay such Repayable Amount (in an amount not exceeding the Total Consideration) to the Lender. In this case:

(a)	the relevant obligation of each Party shall be deemed fully performed and discharged; and

(b)	no Party shall have any claims whatsoever to the other Party in respect of the performance of the relevant obligation.

For the avoidance of doubt, following such set off, the relevant Repayable Amount of the Initial Loan as set off against the Total Consideration pursuant to this clause 11.6 shall be deemed discharged and repaid in the amount of the Total Consideration.

(c)	Notices), 13 (Confidentiality), 19 (Third party rights), 21 (Surviving provisions), 24 (Governing law and jurisdiction) and any provision of this Agreement necessary for its interpretation or enforcement.

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22.	Remedies

Without prejudice to any other rights or remedies which a Party may have, each Party acknowledges and agrees that damages alone are not an adequate remedy for breach of the provisions of the Transaction Documents and, accordingly, agrees that each Party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of a Party’s obligations in the Transaction Documents, without proving special damages.

23.	Costs

Unless otherwise expressly provided for in this Agreement, all costs in connection with the negotiation, preparation, execution and performance of the Transaction Documents, and any documents referred to in it, shall be borne by a Party that incurred the costs.

24.	Governing law and jurisdiction

24.1	Governing law

The Transaction Documents and any dispute or claim arising out of or in connection with the Transaction Documents or their subject matter, existence, negotiation, validity, termination, enforceability or breach (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, English law.

24.2	Jurisdiction

Any dispute arising out of or in connection with the Transaction Documents, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by the LCIA under the LCIA Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one (1). The seat, or legal place, of arbitration shall be London, the United Kingdom. The language to be used in the arbitral proceedings shall be English. The Parties agree that any restriction in the Rules upon the nomination or appointment of an arbitrator by reason of nationality shall not apply to any arbitration commenced pursuant to this clause. Any decision under such arbitration proceedings shall be final and binding on the Parties. The tribunal shall order an unsuccessful Party in the arbitration to pay the legal and other costs incurred in connection with the arbitration by a successful Party. Each Party consents to be joined in the arbitration commenced under the arbitration agreement set out in this clause 24.2. For the avoidance of doubt, this clause 24.2 constitutes each Party’s consent to joinder in writing for the purposes of the Rules. Each Party agrees to be bound by any award rendered in the arbitration, to which it was joined pursuant to this clause 24.2. Each Party consents to the consolidation, in accordance with the Rules, of two (2) or more arbitrations commenced under the arbitration agreement set out in this clause 24.2. For the avoidance of doubt, this clause 24.2 constitutes each Party’s agreement to consolidation in writing for the purposes of the Rules.

25.	Governing language

The official text of this Agreement shall be in English. In the event of any dispute concerning the construction or interpretation of this Agreement, reference shall be made only to this Agreement as written in English and not to any translation into any other language.

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IN WITNESS of which this Agreement has been executed as a deed and delivered on the date stated at the beginning of this Agreement.

Signatories

Executed as a Deed

The Borrower

Lottery.com, Inc.	/s/ Nick Kounoupias
By: Nick Kounoupias

The Lender

United Capital Investments London Limited	/s/ Barney Battles
By: Barney Battles